Exhibit 5.1
[Letterhead of Thompson Hine LLP]

April 20, 2018

Palatin Technologies, Inc.
4B Cedar Brook Drive
Cranbury, New Jersey 08512

Ladies and Gentlemen:

We have acted as counsel to Palatin Technologies, Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the offering by the Company of the number of authorized but unissued shares having aggregate sale proceeds of up to $25 million (the “Shares”) of the Company’s common stock, par value $0.01, registered and to be issued pursuant to the Registration Statement on Form S-3 (File No. 333-206047) originally filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 3, 2015 (the “Registration Statement”), the related prospectus, dated August 18, 2015, included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold by the Company in accordance with the Equity Distribution Agreement (the “Agreement”), dated April 20, 2018, by and between the Company and Canaccord Genuity LLC, as described in the Prospectus Supplement.

In rendering this opinion, we have examined the Registration Statement, the Prospectus, and such other documents and reviewed such questions of law as we have deemed advisable in order to render our opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, that all parties (other than the Company) had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that all such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, that such agreements or instruments are valid, binding and enforceable obligations of such parties, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In providing this opinion, we have further relied as to certain matters on information obtained from public officials and officers of the Company.

As a result of and subject to the foregoing, we are of the opinion that:

1.
The Company is validly existing as a corporation under the laws of the State of Delaware.

2.
The Shares to be issued pursuant to the Agreement have been duly authorized for issuance, and upon the issuance and delivery of the Shares against payment of the consideration therefor in accordance with the terms of the Agreement, the Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Laws of the State of Delaware and laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement or the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named under the caption “Legal Matters” contained in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

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